Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2017 Results
OLD GREENWICH, Connecticut—August 3, 2017
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended June 30, 2017.
Highlights

•	Net income[1] of $5.1 million, or $0.16 per basic and diluted share.

•
Book value per share as of June 30, 2017 of $19.21 on a diluted basis, after payment of a quarterly dividend in the second quarter of $0.45 per share, as compared to book value per share of $19.50 on a diluted basis as of March 31, 2017.

•	Credit strategy gross income of $9.4 million for the quarter ended June 30, 2017.

•	Agency strategy gross income of $0.4 million for the quarter ended June 30, 2017.

•
Announced a dividend of $0.45 per share for the second quarter of 2017, equating to an annualized dividend yield of 11.1% based on the August 2, 2017 closing price of $16.26 per share; dividends are paid quarterly in arrears.

•	Debt-to-equity ratio, excluding repo borrowings on U.S. Treasury securities, of 1.85:1 as of June 30, 2017.
Second Quarter 2017 Results
"In the second quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $5.1 million, or $0.16 per share," said Laurence Penn, Chief Executive Officer and President. "Our performance reflects solid carry from our long investments, but that carry was partially offset by losses on our hedging portfolio and our relative value trading strategies, as spreads continued to tighten and volatility remained low in most credit sectors. Although we net sold U.S. non-Agency RMBS over the quarter as the rally in that sector continued, our total allocation to RMBS credit actually increased, as we added U.K. non-conforming RMBS investments, which we believe currently offer superior value to their U.S. counterparts. We also net added to our CLO, small balance commercial mortgage loan, and non-QM mortgage loan portfolios during the quarter.
"I am also pleased to report that in June we contributed a portion of our leveraged loan portfolio to Ellington CLO I, a collateralized loan obligation securitization, and retained a portion of the junior tranches. This securitization effectively provides us with long-term, locked-in financing on the collateral pool, with an effective cost of funds well below the yield on the collateral pool. The transaction not only created an asset for us that we believe will generate mid-to-high teens annualized return on equity, but it also freed up additional capital that we plan to deploy either in a future CLO securitization or in other high-yielding strategies.
"Looking forward, we continue to see a steady pipeline of high-yielding loan assets, and we expect to fund more and more of this pipeline through the use of long-term non-mark-to-market financing, thereby creating a stronger and more consistent earnings stream. While repo financing generally provides a lower cost of funds, long-term non-mark-to-market financing, such as through securitization, minimizes our need to set aside reserve capital for potential margin calls or for repo financing roll risk. Until relatively recently, for many of our investments we felt that the cost of funds advantages made repo financing the more attractive choice for us. However, as the effective cost of funds achieved through securitization has become more and more competitive with repo financing, we are now often finding securitization financing to be the superior choice."
Market Overview

•
For the third consecutive quarter, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.00%–1.25%. At the June FOMC meeting, the Federal Reserve outlined the mechanics of the eventual tapering of its asset purchases. While the Federal Reserve did not signal exact timing, the market's expectation for the initial taper is the fourth quarter of this year.

•
For another quarter, yields on U.S. Treasury securities traded in a tight range while the yield curve continued to flatten. The 2-year U.S. Treasury yield rose 13 basis points to end the quarter at 1.38%, whereas the 10-year U.S. Treasury yield fell 9 basis points to 2.30% and traded in an extraordinarily tight 29 basis point range during the quarter.

•
Mortgage rates continued to decline during the second quarter, with the Freddie Mac survey 30-year mortgage rate falling 26 basis points to end the quarter at 3.88%. Mortgage rates remain at something of a "sweet spot" between prepayment risk and extension risk—namely, the market has low exposure to either risk unless rates move more than about 25 basis points in either direction.

1 Increase (decrease) in shareholders' equity from operations, or "net income (loss)."

•
Quarter over quarter, overall Agency RMBS prepayment rates were slightly higher. The small increase reflects lower mortgage rates and the fact that the second quarter of each year typically includes a portion of the peak activity season, when home sales increase significantly.

Volatility continued to hit new lows in the second quarter. The Merrill Lynch Option Volatility Estimate Index, or MOVE Index, sunk to a four year low, and the Chicago Board Options Exchange Volatility Index, known as the VIX, dropped to its lowest level in 23 years, while longer-term interest rates and MBS price volatility also declined. The 29 basis point range for the 10-year U.S. Treasury was one of the tightest ranges for a quarter in the past 40 years.
Non-Agency RMBS yield spreads continued to grind tighter, as did those for many other credit products such as CMBS, while demand remained strong for floating-rate debt instruments, including CLOs and leveraged loans. The energy-related sectors of the corporate bond market were notable exceptions to this trend, as yield spreads in these sectors widened in response to sharp declines in oil prices. Meanwhile, Agency RMBS remained one of the few fixed-income asset classes trading at the wider end of their trailing two-year range, with their option-adjusted spreads relatively unchanged quarter over quarter. We largely attribute the relative underperformance of Agency RMBS to concerns around the Federal Reserve's plan for tapering its asset purchases.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 0.85% for the quarter ended June 30, 2017. Based on our diluted net-asset-value-based total return of 166.05% from our inception (August 17, 2007) through June 30, 2017, our annualized inception-to-date diluted net-asset-value-based total return was 10.42% as of June 30, 2017.
Credit Summary
As of June 30, 2017, our total long Credit portfolio (excluding corporate relative value trading positions, hedges, and other derivatives) increased 6.9% to $684.7 million from $640.3 million as of March 31, 2017.
Our Credit strategy generated gross income of $9.4 million for the second quarter, or $0.28 per share. The primary components of this strategy include: non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans and ABS; investments in mortgage-related entities; and credit hedges (including relative value trades involving credit hedging instruments). We also opportunistically invest in U.S. and European CLOs, distressed and non-distressed corporate debt, and corporate credit relative value trading when attractive opportunities in those markets arise.
During the second quarter, each of our credit strategies was profitable even after taking into account the credit hedges, with the notable exception of our credit relative value trading strategy. We benefited from especially strong performance in our non-Agency RMBS strategy, our non-performing and re-performing U.S. residential mortgage loan strategy, and our CMBS strategy. We benefited from solid carry both in our securities portfolios and in our loan portfolios, as well as strong gains in most sectors. Our small balance commercial mortgage loan strategy, while still solidly profitable for the quarter, was not quite as profitable as in recent quarters as a result of a decline in resolutions during the period. In our corporate credit relative value trading strategy, we were generally long the cash-synthetic basis on lower-yielding credits and short the cash-synthetic basis on higher-yielding credits. Credit default swap spreads tightened less than bond spreads on higher-yielding credits in particular, and as a result we had net losses for this strategy for the quarter.
Currently, our credit hedges consist primarily of financial instruments tied to high-yield corporate credit, such as CDS on high-yield corporate bond indices, as well as tranches and options on these indices; short positions in and CDS on corporate bonds; and positions involving ETFs of high-yield corporate bonds. Our credit hedges also currently include CDS tied to individual MBS or an index of several MBS, such as CMBX. We also opportunistically overlay our high-yield corporate credit hedges and mortgage-related derivatives with certain relative value long/short positions involving the same or similar instruments. In the second quarter, credit hedges again reduced profitability in most of our credit strategies, as spreads in most credit sectors continued to tighten in the second quarter, including the high-yield corporate and CMBS sectors in which most of our credit hedges continue to be concentrated.

In addition to credit hedges, we also use interest rate hedges in our Credit strategy in order to protect our portfolio against the risk of rising interest rates. The interest rate hedges in our Credit strategy, which currently consist primarily of interest rate swaps, slightly reduced our results for the quarter. We also use foreign currency hedges in our Credit strategy, in order to protect our assets denominated in euros and British pounds against the risk of declines in those currencies against the U.S. dollar. We had net losses on our foreign currency hedges for the quarter, but these were more than offset by net gains on foreign currency-related transactions and translation. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to adjust our exposures nimbly by hedging many forms of risk, such as credit risk, interest rate risk, and foreign currency risk.
Agency Summary
As of June 30, 2017, our long Agency RMBS portfolio was $834.0 million, down slightly from $841.3 million as of March 31, 2017. During the second quarter, our Agency strategy generated gross income of $0.4 million, or $0.01 per share. Net interest income and net realized and unrealized gains on our RMBS assets were significantly offset by net realized and unrealized losses on our interest rate hedges. We actively traded our Agency RMBS portfolio during the quarter in order to capitalize on sector rotation opportunities. Our portfolio turnover for the quarter was approximately 15% (as measured by sales and excluding paydowns), and we had net realized losses of $(0.7) million, excluding interest rate hedges.
Pay-ups on specified pools were higher over the quarter, but strong TBA dollar rolls and the relative outperformance of TBAs compared to specified pools dampened our net income, as net short positions in TBAs continued to represent a significant portion of our interest rate hedging portfolio. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Average pay-ups on our specified pools increased to 0.77% as of June 30, 2017, from 0.66% as of March 31, 2017.
Consistent with past quarters, as of June 30, 2017, our Agency RMBS consisted mainly of specified pools. Our Agency strategy also includes RMBS that are backed by ARMs or Hybrid ARMs and reverse mortgages, and CMOs, including IOs, POs, and IIOs. Finally, our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
During the quarter we continued to hedge interest rate risk in our Agency strategy, primarily through the use of interest rate swaps and short positions in TBAs, and to a lesser extent, short positions in U.S. Treasury securities. During the quarter, longer-term interest rates rose, negatively impacting our interest rate swaps and short positions in U.S. Treasury securities and TBA roll prices held firm, generating losses on our short positions in TBAs. In our hedging portfolio, the relative proportion (based on 10-year equivalents2) of TBA short positions decreased quarter over quarter relative to interest rate swaps.
2"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

The following table summarizes our operating results for the quarters ended June 30, 2017 and March 31, 2017 and the six month period ended June 30, 2017:

	Quarter Ended June 30, 2017	Per Share	% of Average Equity	Quarter Ended March 31, 2017	Per Share	% of Average Equity	Six Month Period Ended June 30, 2017	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$14,098	$0.43	2.19%	$13,133	$0.40	2.02%	$27,231	$0.83	4.22%
Net realized gain (loss)	3,858	0.12	0.60%	2,259	0.07	0.35%	6,117	0.19	0.95%
Change in net unrealized gain (loss)	6,784	0.21	1.05%	10,277	0.31	1.58%	17,061	0.52	2.64%
Net interest rate hedges(1)	(438)	(0.02)	(0.07)%	146	—	0.02%	(292)	(0.01)	(0.05)%
Net credit hedges and other activities(2)	(9,591)	(0.30)	(1.49)%	(3,920)	(0.12)	(0.60)%	(13,511)	(0.41)	(2.09)%
Interest expense	(3,253)	(0.10)	(0.51)%	(2,199)	(0.07)	(0.34)%	(5,452)	(0.17)	(0.85)%
Other investment related expenses	(2,013)	(0.06)	(0.31)%	(1,496)	(0.04)	(0.23)%	(3,509)	(0.12)	(0.54)%
Total Credit profit (loss)	9,445	0.28	1.46%	18,200	0.55	2.80%	27,645	0.83	4.28%
Agency RMBS:
Interest income	6,397	0.19	0.99%	8,630	0.26	1.33%	15,027	0.45	2.33%
Net realized gain (loss)	(663)	(0.02)	(0.10)%	(711)	(0.01)	(0.11)%	(1,374)	(0.04)	(0.21)%
Change in net unrealized gain (loss)	1,522	0.05	0.24%	(2,570)	(0.08)	(0.40)%	(1,048)	(0.03)	(0.16)%
Net interest rate hedges and other activities(1)	(4,659)	(0.14)	(0.72)%	(1,572)	(0.05)	(0.24)%	(6,231)	(0.19)	(0.97)%
Interest expense	(2,226)	(0.07)	(0.35)%	(1,857)	(0.06)	(0.29)%	(4,083)	(0.13)	(0.63)%
Total Agency RMBS profit (loss)	371	0.01	0.06%	1,920	0.06	0.29%	2,291	0.06	0.36%
Total Credit and Agency RMBS profit (loss)	9,816	0.29	1.52%	20,120	0.61	3.09%	29,936	0.89	4.64%
Other interest income (expense), net	215	0.01	0.03%	136	—	0.02%	351	0.01	0.05%
Other expenses	(4,590)	(0.14)	(0.71)%	(4,526)	(0.14)	(0.70)%	(9,116)	(0.28)	(1.41)%
Net increase in equity resulting from operations	$5,441	$0.16	0.84%	$15,730	$0.47	2.41%	$21,171	$0.62	3.28%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	377			452			829
Net increase in shareholders' equity resulting from operations(6)	$5,064	$0.16	0.80%	$15,278	$0.47	2.40%	$20,342	$0.62	3.21%
Weighted average shares and convertible units(3) outstanding	32,799			32,930			32,864
Average equity (includes non-controlling interests)(4)	$644,868			$649,113			$645,924
Weighted average shares and LTIP units outstanding(5)	32,587			32,718			32,652
Average shareholders' equity (excludes non-controlling interests)(4)	$630,182			$637,712			$633,618

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of June 30, 2017 and March 31, 2017:
Investment Portfolio

	June 30, 2017					March 31, 2017
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$331,501	$262,767	$79.27	$252,519	$76.17	$304,065	$228,124	$75.02	$220,325	$72.46
Non-Agency CMBS and Commercial Mortgage Loans	178,252	95,483	53.57	99,808	55.99	184,790	99,496	53.84	108,882	58.92
ABS and Consumer Loans	223,277	219,830	98.46	223,785	100.23	164,375	161,889	98.49	166,711	101.42
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	733,030	578,080	78.86	576,112	78.59	653,230	489,509	74.94	495,918	75.92
Agency RMBS:
Floating	9,610	9,991	103.97	10,108	105.19	10,579	10,999	103.97	11,093	104.86
Fixed	698,299	739,908	105.96	742,175	106.28	702,323	742,563	105.73	746,273	106.26
Reverse Mortgages	50,986	55,315	108.49	55,941	109.72	54,138	58,301	107.69	59,185	109.32
Total Agency RMBS(3)	758,895	805,214	106.10	808,224	106.50	767,040	811,863	105.84	816,551	106.45
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,491,925	1,383,294	92.72	1,384,336	92.79	1,420,270	1,301,372	91.63	1,312,469	92.41
Agency Interest Only RMBS	n/a	28,783	n/a	29,184	n/a	n/a	29,425	n/a	29,671	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)(5)	n/a	23,129	n/a	20,018	n/a	n/a	26,819	n/a	24,788	n/a
TBAs:
Long	172,950	179,874	104.00	180,243	104.22	243,982	253,146	103.76	252,101	103.33
Short	(428,424)	(450,055)	105.05	(451,073)	105.29	(502,617)	(523,620)	104.18	(521,631)	103.78
Net Short TBAs	(255,474)	(270,181)	105.76	(270,830)	106.01	(258,635)	(270,474)	104.58	(269,530)	104.21
Long U.S. Treasury Securities	22,122	22,165	100.20	22,060	99.72	36,529	36,488	99.89	36,455	99.80
Short U.S. Treasury Securities	(106,045)	(104,924)	98.94	(104,922)	98.94	(104,609)	(101,820)	97.33	(102,205)	97.70
Short European Sovereign Bonds	(65,980)	(67,556)	102.39	(66,666)	101.04	(61,873)	(63,260)	102.24	(66,738)	107.86
Repurchase Agreements	266,659	266,659	100.00	265,403	99.53	293,802	293,802	100.00	294,468	100.23
Long Corporate Debt	111,293	94,584	84.99	95,816	86.09	173,688	154,819	89.14	155,130	89.31
Short Corporate Debt	(63,142)	(61,267)	97.03	(61,755)	97.80	(91,367)	(89,466)	97.92	(89,598)	98.06
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	20,000	n/a	20,000	n/a	n/a	23,099	n/a	22,185	n/a
Non-controlling equity interest in limited liability companies(5)	n/a	11,557	n/a	15,937	n/a	n/a	6,436	n/a	10,734	n/a
Non-Exchange Traded Corporate Equity	n/a	4,141	n/a	4,069	n/a	n/a	4,382	n/a	4,313	n/a
Long Common Stock	n/a	1,625	n/a	2,339	n/a	n/a	2,837	n/a	2,784	n/a
Short Common Stock	n/a	(3,432)	n/a	(3,563)	n/a	n/a	(2,154)	n/a	(2,223)	n/a
Real Estate Owned	n/a	24,977	n/a	25,462	n/a	n/a	25,390	n/a	25,475	n/a
Total		$1,373,554		$1,376,888			$1,377,695		$1,388,178

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other (see footnote 4 below).

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.

(5)	Conformed to current period presentation.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	June 30, 2017		March 31, 2017
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$11,198	$(1,760)	$14,971	$(2,244)
Short CDS on RMBS and CMBS Indices	(48,350)	7,416	(79,502)	10,642
Short CDS on Individual RMBS	(9,641)	4,900	(10,005)	5,610
Net Mortgage-Related Derivatives	(46,793)	10,556	(74,536)	14,008
Long CDS referencing Corporate Bond Indices	13,973	880	11,909	832
Short CDS referencing Corporate Bond Indices	(223,178)	(7,361)	(62,821)	(2,911)
Long CDS on Corporate Bonds	94,620	(5,119)	108,028	269
Short CDS on Corporate Bonds	(154,232)	(259)	(146,391)	(6,330)
Short Total Return Swaps on Corporate Equities(2)	(24,986)	(1)	(21,683)	(11)
Interest Rate Derivatives:
Long Interest Rate Swaps	364,843	(1,206)	365,806	(2,378)
Short Interest Rate Swaps	(839,288)	3,404	(879,314)	5,605
Long Eurodollar Futures(4)	—	—	11,000	(11)
Short Eurodollar Futures(4)	(42,000)	(47)	(42,000)	(39)
Short U.S. Treasury Note Futures(3)	(6,800)	44	(6,800)	(7)
Interest Rate Caps	113,453	2	61,908	1
Purchased Equity Call Options(5)	16	23	23	28
Purchased Equity Put Options(5)	5	2	5	38
Total Net Interest Rate Derivatives		2,222		3,237
Other Derivatives:
Short Foreign Currency Forwards(6)	(73,747)	(1,319)	(63,223)	(125)
Total Net Derivatives		$(401)		$8,969

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2017, derivative assets and derivative liabilities were $26.6 million and $27.0 million, respectively, for a net fair value of $(0.4) million, as reflected in "Total Net Derivatives" above. As of March 31, 2017, derivative assets and derivative liabilities were $29.9 million and $20.9 million, respectively, for a net fair value of $9.0 million, as reflected in "Total Net Derivatives" above.

(2)	Notional value represents number of underlying shares times the closing price of the underlying security.

(3)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of both June 30, 2017 and March 31, 2017 a total of 68 short U.S. Treasury note futures contracts were held.

(4)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(5)	Notional value represents the number of common shares we have the option to purchase multiplied by the strike price.

(6)	Notional value represents U.S. Dollars to be received by us at the maturity of the forward contract.
The mix and composition of our derivative instruments may vary from period to period.

The following table summarizes, as of June 30, 2017, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS - ARM Pools	$63	0.01%	$(74)	(0.01)%
Agency RMBS - Fixed Pools and IOs	11,745	1.84%	(16,064)	(2.53)%
TBAs	(3,653)	(0.57)%	5,627	0.88%
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	3,405	0.53%	(3,171)	(0.50)%
Interest Rate Swaps	(6,731)	(1.06)%	6,476	1.02%
U.S. Treasury Securities	(3,377)	(0.53)%	3,225	0.51%
Eurodollar and U.S. Treasury Futures	(316)	(0.05)%	307	0.05%
Mortgage-Related Derivatives	52	0.01%	(52)	(0.01)%
Corporate Securities and Derivatives on Corporate Securities	4	—%	38	0.01%
Repurchase Agreements and Reverse Repurchase Agreements	(668)	(0.10)%	652	0.10%
	$524	0.08%	$(3,036)	(0.48)%

(1)
Based on the market environment as of June 30, 2017. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
Borrowings By Collateral Type
The following table summarizes our aggregate borrowings, including reverse repos and other secured borrowings for the three month period ended June 30, 2017 and March 31, 2017.

	As of June 30, 2017	For the Quarter Ended June 30, 2017		As of March 31, 2017	For the Quarter Ended March 31, 2017
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit(2)	$301,362	$274,958	3.87%	$213,191	$237,942	3.44%
Agency RMBS	791,083	807,615	1.11%	793,020	792,810	0.95%
Subtotal(2)	1,092,445	1,082,573	1.81%	1,006,211	1,030,752	1.53%
Corporate Credit Relative Value Trading Strategy	87,799	66,829	1.56%	105,370	54,427	1.32%
U.S. Treasury Securities	27,094	48,923	0.92%	36,492	37,848	0.58%
Total	$1,207,338	$1,198,325	1.76%	$1,148,073	$1,123,027	1.48%
Leverage Ratio (1)	1.90:1			1.75:1
Modified Leverage Ratio (1)(2)	1.72:1			1.54:1

(1)	The leverage ratio does not account for liabilities other than reverse repurchase agreements ("reverse repos") and other secured borrowings.

(2)	Excludes U.S. Treasury Securities and investments in our corporate credit relative value trading strategy.
Throughout the second quarter, borrowing costs increased as LIBOR rose, which impacted our Agency-related as well as Credit-related borrowings. As shown in the table above, the reverse repo borrowings in our corporate credit relative value trading strategy have much lower costs of funds than most of our other Credit-related borrowings, because this strategy tends to involve more liquid assets than our other credit strategies. In light of this large difference in borrowing costs, as well as the more short-term nature and varying overall size of our positions in this strategy, we have broken out in the above table the borrowings in that strategy from our other Credit-related borrowings. Our average cost of funds on our total credit portfolio, including our corporate credit relative value trading strategy was 3.42% and 3.05% for the three month periods ended June 30, 2017 and March 31, 2017, respectively.
Our modified leverage ratio, excluding borrowings related to U.S. Treasury securities and investments in our corporate credit relative value trading strategy, increased to 1.72:1 as of June 30, 2017, as compared to 1.54:1 as of March 31, 2017. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of June 30, 2017		As of March 31, 2017
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$311,846	27.9%	$503,493	46.3%
31-60 Days	332,008	29.7%	187,720	17.3%
61-90 Days	232,897	20.8%	196,116	18.0%
91-120 Days	122,071	10.9%	2,987	0.3%
121-150 Days	6,709	0.6%	83,680	7.7%
151-180 Days	10,365	0.9%	34,536	3.2%
181-360 Days	103,342	9.2%	77,739	7.2%
	$1,119,238	100.0%	$1,086,271	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The majority of our borrowed funds are in the form of reverse repos. The weighted average remaining term on our reverse repos as of June 30, 2017 increased to 67 days from 59 days as of March 31, 2017. In addition to borrowings under reverse repos, we had other secured borrowings related to certain of our loan portfolios in the amount of $88.1 million and $61.8 million as of June 30, 2017 and March 31, 2017, respectively.
Our borrowings outstanding under reverse repos were with a total of nineteen counterparties as of June 30, 2017. As of June 30, 2017, we held liquid assets in the form of cash and cash equivalents in the amount of $134.5 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, as a percentage of average equity, was 2.8% for the quarter ended June 30, 2017, unchanged from the prior quarter. We did not incur incentive fee expense for either the first or second quarters of 2017.
Dividends
On July 31, 2017, our Board of Directors declared a dividend of $0.45 per share for the second quarter of 2017, payable on September 15, 2017 to shareholders of record on September 1, 2017. We expect to continue to recommend quarterly dividends of $0.45 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On March 6, 2017, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended June 30, 2017, we repurchased 51,518 shares at an average price per share of $15.81 and a total cost of $0.8 million. From inception of the current repurchase program through August 2, 2017, we have repurchased 128,267 shares for an aggregate cost of approximately $2.0 million.

About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related and consumer-related assets, including residential mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, commercial mortgage-backed securities, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity, including distressed debt, collateralized loan obligations, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, August 4, 2017, to discuss our financial results for the quarter ended June 30, 2017. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 51075258. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 4, 2017, at approximately 2 p.m. Eastern Time through Friday, August 11, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 51075258. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 16, 2017 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
(In thousands, except per share amounts)	June 30, 2017	March 31, 2017	June 30, 2017
Investment income
Interest income	$21,788	$22,886	$44,674
Other income	872	939	1,811
Total investment income	22,660	23,825	46,485
Expenses
Base management fee	2,372	2,410	4,782
Interest expense	7,625	6,003	13,628
Other investment related expenses	2,058	1,521	3,579
Other operating expenses	2,173	2,116	4,289
Total expenses	14,228	12,050	26,278
Net investment income	8,432	11,775	20,207
Net realized gain (loss) on:
Investments	691	594	1,285
Financial derivatives, excluding currency forwards	(4,046)	(1,581)	(5,627)
Financial derivatives—currency forwards	(2,523)	(822)	(3,345)
Foreign currency transactions	531	978	1,509
	(5,347)	(831)	(6,178)
Change in net unrealized gain (loss) on:
Investments	2,829	5,758	8,587
Financial derivatives, excluding currency forwards	(2,619)	(1,157)	(3,776)
Financial derivatives—currency forwards	(1,194)	330	(864)
Foreign currency translation	3,340	(145)	3,195
	2,356	4,786	7,142
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(2,991)	3,955	964
Net increase in equity resulting from operations	5,441	15,730	21,171
Less: Increase in equity resulting from operations attributable to non-controlling interests	377	452	829
Net increase in shareholders' equity resulting from operations	$5,064	$15,278	$20,342
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.16	$0.47	$0.62
Weighted average shares and LTIP units outstanding	32,587	32,718	32,652
Weighted average shares and convertible units outstanding	32,799	32,930	32,864

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2017	March 31, 2017	December 31, 2016(1)
ASSETS
Cash and cash equivalents	$134,515	$104,219	$123,274
Restricted cash	425	655	655
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,799,464, $1,876,105, and $1,525,710)	1,794,129	1,864,213	1,505,026
Financial derivatives–assets, at fair value (Net cost – $36,162, $37,658, and $40,724)	26,602	29,907	35,595
Repurchase agreements (Cost – $265,403, $294,468, and $185,205)	266,659	293,802	184,819
Total Investments, financial derivatives, and repurchase agreements	2,087,390	2,187,922	1,725,440
Due from brokers	62,934	57,873	93,651
Receivable for securities sold and financial derivatives	484,124	550,241	445,112
Interest and principal receivable	21,157	25,071	21,704
Other assets	6,881	5,264	3,359
Total assets	$2,797,426	$2,931,245	$2,413,195
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $687,979, $782,395, and $589,429)	$687,234	$780,320	$584,896
Financial derivatives–liabilities, at fair value (Net proceeds – $19,994, $16,024, and $12,012)	27,003	20,938	18,687
Total investments and financial derivatives	714,237	801,258	603,583
Reverse repurchase agreements	1,119,238	1,086,271	1,033,581
Due to brokers	3,898	5,512	12,780
Payable for securities purchased and financial derivatives	224,529	310,535	85,168
Other secured borrowings (Proceeds – $88,100, $61,802, and $24,086)	88,100	61,802	24,086
Accounts payable and accrued expenses	3,996	3,729	3,327
Base management fee payable	2,371	2,410	2,416
Interest and dividends payable	3,977	4,137	3,460
Other liabilities	119	1,136	17
Total liabilities	2,160,465	2,276,790	1,768,418
EQUITY	636,961	654,455	644,777
TOTAL LIABILITIES AND EQUITY	$2,797,426	$2,931,245	$2,413,195
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(32,112,697, 32,164,215, and 32,294,703, shares issued and outstanding)	$615,702	$626,116	$627,620
Additional paid-in capital–LTIP units	10,229	10,135	10,041
Total Shareholders' Equity	625,931	636,251	637,661
Non-controlling interests	11,030	18,204	7,116
Total Equity	$636,961	$654,455	$644,777
PER SHARE INFORMATION:
Common shares, no par value	$19.49	$19.78	$19.75
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$19.21	$19.50	$19.46

(1)	Derived from audited financial statements as of December 31, 2016.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.